Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-73618, No. 333-75228, No. 333-100791, No. 333-101716, No. 333-119704, and No. 333-148937) and Form S-8 (No. 333-45049, No. 333-69433, No. 333-106176, No. 333-122674, No. 333-132142, No. 333-148936, No. 333-157032, No. 333-173758, No. 333-190693, No. 333-213552, No. 333-222956, and No. 333-252582) of OSI Systems, Inc. (the “Company”), of our report dated August 19, 2022, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2023.

/s/ Moss Adams LLP

Los Angeles, California
August 29, 2023